FOR IMMEDIATE RELEASE	Contact: Julie Beynon 212-826-3513
Web Site: www.hartmarx.com

HARTMARX REPORTS 39% IMPROVEMENT IN SECOND QUARTER NET EARNINGS;

SIGNIFICANT FULL YEAR 2007 EARNINGS INCREASE REAFFIRMED

CHICAGO, June 27, 2007 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its second quarter and six months ended May 31, 2007. Second quarter revenues were $155.9 million compared to $152.6 million in 2006. Net earnings for the second quarter improved to $5.4 million or $.15 per diluted share in the current period compared to net earnings of $3.9 million or $.10 per diluted share last year. For the six months, revenues were $276.0 million compared to $296.8 million in 2006. Net earnings were $2.0 million or $.05 per diluted share compared to net earnings of $6.5 million or $.17 per diluted share in 2006.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, “The anticipated earnings recovery starting with the second quarter is on track and we expect significantly favorable earnings comparisons for the second half and full year of 2007. We are maintaining our previously announced full-year guidance of revenues in the $585 million - $600 million range with diluted earnings per share in the range of $.50 - $.56.”

Mr. Patel continued, “We are pleased that we are starting to realize the benefits of our strategy of investing more in product lines and categories serving the better, bridge and luxury price points while reducing our exposure to the mainstream department store channel. While having a significant adverse impact on our 2006 operating results and through the first quarter of fiscal 2007, the actions initiated last year to discontinue and reduce several moderate priced tailored clothing lines and to close three production facilities were necessary to address the disruptive environment prevalent in this channel. Several other large apparel suppliers are now starting to report similar conditions and are beginning to take similar actions to address this trend. Revenues of product lines directed to the mainstream department store channel so far this year represented approximately 13% of consolidated sales, compared to 19% last year, and this declining trend is expected to continue over the balance of the year. Tailored clothing in this channel remains under intense revenue and margin pressures and continues to be a source of concern. Our other product categories have performed well. Our luxury men’s lines had a strong six months with increased revenues at both wholesale and in our owned retail stores. We had previously announced the opening this Fall of a new Hickey-Freeman store in San Francisco and we expect to sign a lease for a fourth full-service Hickey-Freeman store to open in Chicago in early 2008. Our women’s business represented approximately 23% of consolidated revenues this year, compared to 18% last year. Women’s operating earnings increased significantly with improvements across all product lines. Sales of the newly acquired Zooey product line are growing nicely and One Girl Who . . . is introducing new products for 2008. Gross margins on a consolidated basis continue to improve, increasing to 35.8% this quarter compared to 32.5% last year. We continue to pursue acquisitions in womenswear and men’s sportswear that meet our clearly defined strategic criteria.

“Total debt was $112.9 million at May 31, 2007 compared to $109.4 million in the year earlier period and we are on track to achieve our stated goal of a 20% reduction by year end, excluding the impact of acquisitions and stock repurchases. The small debt increase at May 31 reflected favorable working capital reductions offset by $21.7 million related to acquisitions and $7.2 million to incremental share repurchases. As of today’s date, approximately .4 million shares have been acquired during this fiscal year, and the Company has repurchased close to 1.6 million Hartmarx shares in the aggregate at an average cost of $6.70. We will continue to repurchase our stock on the open market pursuant to the previously announced authorization to acquire up to 2 million shares,” Mr. Patel concluded.

Second quarter revenues reflected the previously reported shift of approximately $13 million of Spring advance orders of a major customer from the first quarter last year to the second quarter this year. A similar shift of Fall advance orders from the third quarter last year to the fourth quarter this year in the range of $8 million - $10 million is expected. Second quarter operating earnings increased to $11.2 million in 2007 from $8.5 million in 2006. The increase reflected a higher gross margin rate of 35.8% for the quarter compared to 32.5% in 2006 and resulted from product mix changes to higher margin product categories and the lower percentage of moderate priced tailored clothing lines. Selling, general and administrative expenses for the three months were $45.2 million compared to $41.5 million in 2006 on the higher sales, representing 29.0% of sales compared to 27.2% in 2006. The $3.7 million expense increase reflected, among other things, incremental expenses of $2.2 million related to the One Girl Who . . . and Zooey product lines, acquired in August, 2006, and December, 2006, respectively. These new lines had aggregate revenues of $2.0 million and $5.6 million for the three months and six months, respectively, and incurred a $.05 diluted loss per share in the six months, reflecting both product development and infrastructure investments and required purchase accounting adjustments. Operating earnings last year included approximately $1.4 million received from settlement of an insurance claim. Interest expense was $2.6 million compared to $2.4 million in 2006, reflecting incremental borrowing costs associated with the acquisitions as well as share repurchases.

For the six months, revenues were $276.0 million and operating earnings were $7.9 million this year, compared to sales of $296.8 million and operating earnings of $14.8 million last year, reflecting this year’s lower first quarter sales and $3.3 million operating loss. The year-to-date gross margin rate was 34.8% this year compared to 33.0% last year. Selling, general and administrative expenses for the six months were $89.1 million or 32.3% of sales compared to last year’s $84.3 million or 28.4% of sales; the $4.8 million increase this year included $4.4 million of incremental expenses associated with the acquisitions as well as the impact from product mix changes to product categories having higher gross margins and operating expense ratios to sales relative to tailored clothing product lines. Year-to-date interest expense was $4.8 million this year compared to $4.6 million in the prior year, the increase attributable to borrowings associated with acquisitions and share repurchases.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser’s of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, One Girl Who . . ., Zooey and b.chyll. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men’s tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Starington. The Company’s broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men’s and women’s apparel, the prevailing retail environment, the Company’s relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company’s business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Summary Follows --

HARTMARX CORPORATION

--- UNAUDITED FINANCIAL SUMMARY --

(000’s omitted, except per share amounts)

Statement of Earnings	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006

Net sales	$ 155,935	$ 152,566	$ 275,980	$ 296,770
Licensing and other income	526	398	1,009	1,181
	156,461	152,964	276,989	297,951
Cost of goods sold	100,051	102,922	179,973	198,831
Selling, general & administrative expenses	45,212	41,511	89,091	84,277
	145,263	144,433	269,064	283,108
Operating earnings	11,198	8,531	7,925	14,843
Interest expense	2,591	2,441	4,777	4,548
Earnings before taxes	8,607	6,090	3,148	10,295
Tax provision	3,228	2,210	1,181	3,830
Net earnings	$ 5,379	$ 3,880	$ 1,967	$ 6,465

Earnings per share:
Basic	$ .15	$ .11	$ .05	$ .18
Diluted	$ .15	$ .10	$ .05	$ .17

Average shares: Basic	36,070	36,814	36,057	36,808
Diluted	36,625	37,545	36,635	37,516

* * *

	May 31,
Condensed Balance Sheet	2007	2006

Cash	$ 2,165	$ 6,546
Accounts receivable, net	96,919	112,047
Inventories	153,221	156,878
Prepaid expenses and other assets	23,291	16,220
Goodwill and intangible assets	87,244	75,127
Deferred income taxes	38,627	46,012
Prepaid/intangible pension asset	38,000	35,963
Net fixed assets	32,895	36,105
Total assets	$ 472,362	$ 484,898

Accounts payable and accrued expenses	$86,527	$93,924
Total debt	112,943	109,404
Accrued pension liability	8,426	28,730
Shareholders’ equity	264,466	252,840

Total liabilities and shareholders’ equity	$ 472,362	$ 484,898

Book value per share	$7.20	$6.83

Selected cash flow data:

Capital expenditures	$ 5,388	$1,844
Depreciation of fixed assets	2,624	2,776
Amortization of intangible assets, long-lived assets and stock compensation expense	3,230	2,907

This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.

3